Exhibit 3.1

AMENDMENTS TO
AMENDED AND RESTATED BYLAWS
OF
GRANITE BROADCASTING CORPORATION

Article III, Section 8 is amended by deleting the same in its entirety and inserting the following in its place:

Section 8.               Notice and Place of Meetings:  Meetings of the Board of Directors may be held at the principal office of the Corporation, or at such place as shall be determined in the notice of such meeting.  Notice of any special meeting, and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting also, shall be mailed to each director addressed to him at his residence or usual place of business at least two days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph or cable not later than the day before the day on which the meeting is to be held, or shall be delivered personally, by telephone, by electronic mail, or by facsimile telecommunication not later than the day before the day on which the meeting is to be held.  If delivered by electronic mail or facsimile telecommunication, such notice shall be delivered to the electronic mail address or facsimile telecommunication number for such director on record with the Corporation.  No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting at the stockholders and if a quorum is present.

Article IV, Section 6 is amended by deleting the same in its entirety and inserting the following in its place:

Section 6.               Organization, Meetings, Notices, etc.:  A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agree upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise determined by the Board of Directors or such Committee, any notice of a meeting of such committee shall be mailed to each member of the committee addressed to him at his residence or usual place of business at least two days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph or cable not later than the day before the day on which the meeting is to be held, or shall be delivered personally, by telephone, by electronic mail, or by facsimile telecommunication not later than the day before the day on which the meeting is to be held.  If delivered by electronic mail or facsimile telecommunication, such notice shall be delivered to the electronic mail address or facsimile telecommunication number for such committee member on record with the Corporation.